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Exhibit 4.9

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of                        , 2004 is by and among Merisant Worldwide, Inc., a Delaware corporation formerly known as Tabletop Holdings, Inc. (together with any corporate successor thereto, whether by merger, consolidation, or otherwise, the "Company"), Tabletop Holdings, LLC, a Delaware limited liability company (the "LLC"), the persons named in Exhibit A as Initial Investors (the "Initial Investors") and the persons named in Exhibit A as Additional Investors (the "Additional Investors," and, together with the Initial Investors, the "Investors"). The Investors, together with the Company and the LLC, are hereinafter referred to as the "Parties." Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 8 hereof.

        WHEREAS, the Company, the LLC and certain of the Initial Investors are parties to that certain Registration Rights Agreement dated as of March 17, 2000 (the "Existing Registration Rights Agreement") pursuant to which the Company granted certain registration rights to the holders of common stock, par value $0.01 per share (the "Existing Common Stock") of the Company;

        WHEREAS, the Company is presently contemplating an initial public offering of its income deposit securities ("IDSs"), each representing one share of Class A Common Stock and $            principal amount of the Company's    % Senior Subordinated Notes due 2019 (the "Senior Subordinated Notes"), as well as a separate issuance of $            principal amount of the Senior Subordinated Notes (not in the form of IDSs) (the "Separate Senior Subordinated Notes," the issuance of the IDSs and the Separate Senior Subordinated Notes herein referred to as the "Offering");

        WHEREAS, in connection with the Offering and immediately preceding the consummation thereof, each issued and outstanding share of Existing Common Stock will be converted into             shares of Class B Common Stock (the "Conversion") pursuant to the Amended and Restated Certificate of Incorporation of the Company;

        WHEREAS, immediately after the Conversion, each of the LLC and the Initial Investors will be the owner of the number of shares of Class B Common Stock of the Company set forth opposite its name on Exhibit A hereof;

        WHEREAS, promptly after the consummation of the Offering, each of the Additional Investors, as a result of their receipt of shares of Class B Common Stock pursuant to the Company's Stock Appreciation Rights Plan, will be the owner of shares of Class B Common Stock;

        WHEREAS, in connection with the Conversion, it is necessary and desirable to amend and restate the Existing Registration Rights Agreement in its entirety.

        NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree that this Agreement shall amend and supersede in its entirety the Existing Registration Rights Agreement, and agree as follows:

        1.    Demand Registrations.

        (a)    Request for Registration.    At any time after the date hereof, the LLC (and, upon the LLC's dissolution, the holders of a majority of the Pegasus Registrable Securities then outstanding) may request up to two registrations ("Demand Registrations") under the Securities Act of all or any portion of their Registrable Securities; provided, however, that no request for a such a registration shall be made unless the minimum anticipated offering price of the Registrable Securities requested to be included in the Demand Registration, before underwriting discounts and commissions, is $            , or more.

        All requests for Demand Registrations shall be made by giving written notice to the Company (the "Demand Notice"). Each Demand Notice shall specify the approximate number of Registrable

Securities requested to be registered and the anticipated per share price range for such offering. Within ten days after receipt of any Demand Notice, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the provisions of Section 1(c) below, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice.

        (b)    Expenses: Withdrawal.    The Company shall pay all Registration Expenses (as defined below) in all Demand Registrations. A registration shall not count as one of the permitted Demand Registrations until it has become effective or if the holders of Registrable Securities initially requesting such registration are not able to register and sell at least 85% of the Registrable Securities requested to be included in such registration; provided that the Company shall in any event pay all Registration Expenses in connection with any registration initiated as a Demand Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Demand Registrations. All Demand Registrations shall be underwritten registrations unless otherwise requested by the holders of a majority of the Registrable Securities included in the applicable Demand Registration.

        (c)    Priority on Demand Registrations.    The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities initially requesting registration, the Company shall include in such registration the number which can be so sold in the following order of priorities: (i) first, the Registrable Securities requested to be included in such registration pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (ii) second, other securities requested to be included in such registration.

        (d)    Restrictions on Demand Registrations.    The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to Section 2 and in which there was no reduction in the number of Registrable Securities requested to be included. The Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company's board of directors (the "Board") determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such withdrawn registration. The Company may delay a Demand Registration hereunder only once during any period of 12 consecutive months.

        (e)    Selection of Underwriters.    The Board shall select the investment banker(s) and manager(s) to administer any Demand Registration.

        (f)    Other Registration Rights.    Except as provided in this Agreement (including Section 9(d)), the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Pegasus Registrable Securities then outstanding (or, if none, a majority of the Registrable Securities then outstanding); provided that the Company may grant rights to other Persons to participate in Piggyback Registrations (as defined below) so long as such rights are expressly subordinate to the rights of the holders of Registrable Securities with respect to such Piggyback Registrations.

        2.    Piggyback Registrations.

        (a)    Right to Piggyback.    Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration, the rights as to which are set forth in Section 1(a), or registrations on Form S-4 or S-8 or any successor form adopted by the Securities and Exchange Commission) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company shall give prompt written notice (in any event within three business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company's notice.

        (b)    Piggyback Expenses.    The Registration Expenses shall be paid by the Company in all Piggyback Registrations.

        (c)    Priority on Primary Registrations.    If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

        (d)    Priority on Secondary Registrations.    If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration (subject to compliance with Section 1(f)) and the Registrable Securities requested to be included in such registration, pro rata among the holders of any such securities on the basis of the number of securities owned by each such holder, and (ii) second, other securities requested to be included in such registration.

        (e)    Selection of Underwriters.    The Board shall select the investment banker(s) and manager(s) to administer the offering.

        (f)    Other Registrations.    If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company shall not (unless it has received the prior written consent of the holders of a majority of the Registrable Securities then outstanding) file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor form adopted by the Securities and Exchange Commission), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the effective date of such previous registration.

        3.    Holdback Agreements.

        (a)    Holders of Registrable Securities.    Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144 of the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (in each case, except as part of such underwritten registration), unless in each case the underwriters managing the registered public offering otherwise agree.

        (b)    The Company.    The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-4 or S-8 or any successor form adopted by the Securities and Exchange Commission), unless the underwriters managing the registered public offering otherwise agree, and (ii) shall cause each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering or pursuant to Rule 144) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

        4.    Registration Procedures.    Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

        (a)   prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

        (b)   notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

        (c)   furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

        (d)   use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller

(provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

        (e)   notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading, and the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

        (f)    use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

        (g)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

        (h)   enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

        (i)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, representatives, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

        (j)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

        (k)   permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

        (l)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

        (m)  obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

        (n)   use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities.

The Company may require each seller of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. Each such seller agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(e) hereof, such seller will forthwith discontinue disposition of such Registrable Securities pursuant to the registration statement covering such Registrable Securities until such seller's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e) hereof, and, if so directed by the Company, such seller will deliver to the Company all copies, other than any permanent file copies then in such seller's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 4(b) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 4(e) hereof to the date when the Company shall make available to such seller a prospectus supplemented or amended to conform with the requirements of Section 4(e) hereof.

        5.    Registration Expenses.

        (a)    Expenses.    All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called "Registration Expenses"), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

        (b)    Reimbursement of Counsel.    In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Pegasus Registrable Securities included in such registration (or, if none, a majority of the Registrable Securities included in such registration) and for the reasonable fees and disbursements of each additional counsel retained by any holder of Registrable Securities solely for the purpose of rendering a legal opinion to underwriters on behalf of such holder in connection with any underwritten Demand Registration or Piggyback Registration.

        (c)    Payment of Certain Expenses by Holders of Registrable Securities.    All fees and expenses of counsel for any holder of Registrable Securities (other than fees and expenses to be reimbursed by the Company as set forth in Section 5(b) above) and 50% of the underwriting discounts and commissions and transfer taxes relating to the Registrable Securities included in any registration hereunder shall be borne and paid by the holders of such Registrable Securities in proportion to the aggregate selling price of the securities to be so registered by such holders.

        6.    Indemnification.

        (a)   The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person that controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

        (b)   In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its representatives and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

        (c)   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

        (d)   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, representative or controlling Person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason such that such provisions provide the same obligations and benefits to the indemnified party as those which would have been applicable had the indemnification provisions in Sections 6(a) and (b) been available taking into account all of the limitations set forth in Sections 6(a) and (b).

        7.    Participation in Underwritten Registrations.    No person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder or holder's intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 6(b) hereof, or to the underwriters with respect thereto, except as otherwise provided in Section 6(a) hereof.

        8.    Definitions.

        "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company (including shares of Class A Common Stock comprising the Company's IDSs) and any security issued in respect of or in exchange for such Class A Common Stock, whether in connection with a stock dividend or distribution, stock split, merger, consolidation, exchange, reorganization, recapitalization or otherwise.

        "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company and any security, including, without limitation, the Company's IDSs or shares of Class A Common Stock or Senior Subordinated Notes comprising the IDSs, issued in respect of or in exchange for such Class B Common Stock, whether in connection with a stock dividend or distribution, stock split, merger, consolidation, exchange, reorganization, recapitalization or otherwise.

        "Common Stock" means Class A Common Stock and Class B Common Stock.

        "LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement, dated as of March 8, 2000, entered into by and among the LLC and the Members of the LLC, as amended from time to time in accordance with its terms.

        "Members" has the meaning ascribed to such term in the LLC Agreement.

        "Membership Interests" has the meaning ascribed to such term in the LLC Agreement.

        "Pegasus" means Pegasus Partners II, L.P.

        "Pegasus Registrable Securities" means Registrable Securities distributed upon liquidation of the LLC to the holders of any Membership Interests initially issued to Pegasus under the LLC Agreement.

        "Person" has the meaning ascribed to such term in the LLC Agreement.

        "Registrable Securities" means (i) the IDSs or Class A Common Stock and Senior Subordinated Notes to be received upon the exchange of the Class B Common Stock pursuant to Article VI of the Shareholders Agreement and (ii) any IDSs or Class A Common Stock and Senior Subordinated Notes issued or issuable with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that with respect to any such securities, such securities shall cease to be Registrable Securities when (x) they have been distributed to the public pursuant to an offering registered under the Securities Act, (y) they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 of the Securities Act (or similar rule then in force as promulgated by the Securities and Exchange Commission) or (z) they have been otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such securities not bearing the legend set forth in Section 3.2 of the Shareholders Agreement (or other legend of similar import) and such securities may be resold without subsequent registration under the Securities Act.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Shareholders Agreement" means that certain Amended and Restated Shareholders Agreement dated as of the date hereof by and among the Parties, as amended from time to time in accordance with its terms.

        9.    Miscellaneous.

        (a)    No Inconsistent Agreements.    The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

        (b)    Adjustments Affecting Registrable Securities.    The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

        (c)    Remedies.    Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

        (d)    Amendments and Waivers.    Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only (i) prior to the dissolution of the LLC, upon the prior written consent of the Company and the LLC or (ii) after the dissolution of the LLC, the holders of a majority of the Pegasus Registrable Securities then outstanding (or, if no Pegasus Registrable Securities are then outstanding, a majority of the Registrable Securities then outstanding); provided that if any such amendment or waiver would adversely affect any class of Registrable Securities relative to the holders of Pegasus Registrable Securities voting in favor of such amendment or waiver, such amendment or waiver shall also require the approval of the holders of a majority of the Registrable Securities held by all holders so adversely affected.

        (e)    Successors and Assigns.    All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

        (f)    Severability.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        (g)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the Parties hereto.

        (h)    Descriptive Headings; Interpretation; No Strict Construction.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include," "includes" or "including" in this Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        (i)    Governing Law.    The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (j)    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company at the address set forth below and to any holder of Registrable Securities at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The Company's address is:

  10 S. Riverside Plaza, Suite 850
  Chicago, Illinois 60606
  Attention: General Counsel
  Telephone: (312) 840-6000
  Fax: (312) 840-5541

        (k)    Business Days.    If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal public holiday as specified in 5 U.S.C. § 6103(a), the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal public holiday.

        (l)    Delivery by Facsimile.    This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*            *            *            *             *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MERISANT WORLDWIDE, INC.
By:
Name:
Its:
TABLETOP HOLDINGS, LLC
By:
Name:
Its:
INITIAL INVESTORS:
Arnold Donald
Jerry Knock
Ed Flowers
Karl Sestak
SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Roberto Mourey
Steve Adolph
Joann Digman
Barb Jones
Thomas Verbeke
Robert Border
Richard Federer
Ken Jones
SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Lincoln D. Germain
John Sheptor
Michael G. Nichols
Luther C. Kissam, IV, as Trustee of the Luther C. Kissam IV Trust
Etienne J. Veber, as Trustee of the Etienne J. Veber Trust
Jane Boyce
Dana Voris
SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Carl W. Warschausky, as Trustee of the Carl W. Warschausky Trust
J.H. WHITNEY MEZZANINE FUND, L.P.
By:	Whitney GP, L.L.C., its General Partner
By:
Name:
A Managing Member
J.H. WHITNEY MARKET VALUE FUND, L.P.
By:	Whitney Market Value GP, Ltd., its General Partner
By:
Name:
A Managing Member
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By:
Name:
Its:
SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

GARMARK PARTNERS, L.P.
By:	GarMark Associates L.L.C., its General Partner

By:	Authorized Signatory
By:	Authorized Signatory
ADDITIONAL INVESTORS:
Chris Sinclair
Dan Beck
Ellen Hoffing
Lyle Sajewich
Randy Jackson
SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

QuickLinks

  Exhibit 4.9
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT